UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 3, 2020 (October 30, 2020)

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 553-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On October 30, 2020, EQT Corporation (EQT) entered into an Underwriting Agreement (the Underwriting Agreement) with BofA Securities, Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule 1 thereto (the Underwriters), relating to the offer and sale (the Offering) of $350 million in aggregate principal amount of EQT’s 5.00% senior notes due 2029 (the Notes).

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. EQT has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the Underwriters may be required to make in the event of any such liabilities.

The Offering is expected to close on November 16, 2020, and EQT expects to receive net proceeds from the sale of the Notes of approximately $345.6 million, after deducting underwriting discounts and commissions. As described in the prospectus supplement, dated October 30, 2020 and filed with the Securities and Exchange Commission on November 2, 2020 (the Prospectus), EQT intends to use the net proceeds from the Offering to fund a portion of the purchase price of the previously announced pending acquisition of upstream and midstream assets located in the Appalachian Basin from Chevron U.S.A. Inc. (the Pending Acquisition).

As more fully described under the caption “Underwriting” in the Prospectus, the Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The Underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to EQT and to persons and entities with relationships with EQT, for which they received or will receive customary fees and expenses. Some of the Underwriters or their affiliates are lenders, and in some cases agents or managers for the lenders, under EQT’s revolving credit facility, and certain of the Underwriters acted as underwriters in EQT’s recently completed offering of 20,000,000 shares of EQT’s common stock, which closed on October 30, 2020. BofA Securities, Inc. is acting as dealer manager for EQT’s tender offer to purchase for cash up to $150 million combined aggregate principal amount of its outstanding 4.875% senior notes due 2021 and its outstanding 3.000% senior notes due 2022, which commenced on October 30, 2020. In addition, certain of the Underwriters or their affiliates have committed as lenders to provide EQT with up to $350.0 million of senior unsecured bridge loans, the proceeds of which may be used to pay a portion of the purchase price for the Pending Acquisition.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the copy of the Underwriting Agreement filed herewith as Exhibit 1.1 and incorporated into this Item 1.01 by reference.

The Underwriting Agreement and the above descriptions have been included to provide investors and security holders with information regarding the terms of the Underwriting Agreement. They are not intended to provide any other factual information about EQT or its subsidiaries or affiliates or equity holders. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Underwriting Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors. Moreover, the subject matter of the representations and warranties are subject to more recent developments. Accordingly, investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of EQT or its subsidiaries, affiliates, businesses or equity holders as of the date they were made or at any other time.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1*	Underwriting Agreement, dated as of October 30, 2020, by and between EQT Corporation and BofA Securities, Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named in Schedule 1 thereto
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain schedules and similar attachments have been omitted. EQT agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: November 3, 2020	By:	/s/ William E. Jordan
	Name:	William E. Jordan
	Title:	Executive Vice President, General Counsel and Corporate Secretary

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